Exhibit 4.51

POWER OF ATTORNEY

I, Xiaoyun Chen, a citizen of the People’s Republic of China (hereinafter referred to as “China”), with the Chinese ID card number: [Redacted], am a shareholder of Shenzhen Zhongguan Agricultural Group Co., Ltd. (hereinafter referred to as “Shenzhen Zhongguan”), holding 5% equity interest of Shenzhen Zhongguan. I hereby irrevocably authorize Mr. Youlong Lai to exercise the following rights within the term of this Power of Attorney:

I authorize Mr. Youlong Lai (passport number: [Redacted]) to represent me with full power to exercise any shareholder’s rights, including voting rights, to which I shall be entitled under the laws of China and the Articles of Association of Shenzhen Zhongguan at shareholders’ meetings of Shenzhen Zhongguan, including but without limited to execute legal documents in relation to the sale or transfer of all or part of my equity interest in Shenzhen Zhongguan, and to act as my authorized representative at shareholders’ meetings of Shenzhen Zhongguan to designate and appoint a general manager of Shenzhen Zhongguan.

The above authorization and designation are conditional upon Mr. Youlong Lai being a director of Agria Holdings (Shenzhen) Co., Ltd. (hereinafter referred to as “Agria Holdings”) and Agria Holdings granting its consent to the above authorization and designation. Once Mr. Youlong Lai leaves Agria Holdings or Agria Holdings notifies me of the termination of the above authorization and designation, I will immediately withdraw the authorization and designation made herein, and will designate and authorize any other personnel nominated by Agria Holdings to exercise all my shareholder’s rights, including voting rights, to which I shall be entitled at shareholders’ meetings of Shenzhen Zhongguan.

During the validly existing period of Shenzhen Zhongguan, except for the early termination of the Exclusive Call Option Contract jointly signed by me, Agria Holdings and Shenzhen Zhongguan for any reasons, this Power of Attorney shall remain effective throughout the operating period of Shenzhen Zhongguan from the date hereof.

/s/ Xiaoyun Chen

April 5, 2017